Exhibit 99.1

Ozop Surgical Corp. Announces Acquisition of Established Distribution Company

OZOP Gains foothold into China market for its products

WEST PALM BEACH, Fla., July 25, 2018 - Ozop Surgical Corp. (OTC:OZSC) (“OZOP” or the “Company”) announced it acquired on July 23, 2018, 100% of the equity of Yijingtong (Beijing) Technology Development Ltd. (“Yijingtong”), a Chinese distributor of minimally invasive surgical (MIS) products to the orthopedic and neurosurgical markets. The purchase price was RMB 1,000,000 (approximately US$147,815) payable in cash within 120 days of closing, in addition to inventory valued at RMB 4,072,719 (approximately US$ 602,009), which the parties will separately agree to payment and delivery terms. Yijingtong has achieved solid operational performance for over a decade. This company will serve as our primary trading and distribution platform in China, promoting the Company’s existing and new products and other complimentary products it plans to distribute.

Michael Chermak, OZOP's Chief Executive Officer, commented on the acquisition, “this is an exciting development. We have a long working history and familiarity with this company and the management team. Yijingtong possesses CFDA business licenses, for class 1, 2 and 3 products, which allows it to sell virtually any medical device in China including orthopedic implants. Yijingtong provides us a proven, established platform with local Chinese infrastructure and know-how which we expect to greatly speed up the introduction and sale of our products facilitating our access to the China market, where the penetration of MIS in spine surgery is far greater than the US. Furthermore, Yijingtong has built long term relationships with key opinion leaders in our field throughout China which we intend to fully leverage. This transaction is both accretive and a vertical integration.”

About Ozop Surgical Corp.

Ozop Surgical, Corp. (www.ozopsurgical.com) invents, designs, develops, manufactures and globally distributes innovative endoscopic instruments, surgical implants, instrumentation, devices and related technologies, focused on spine, neurological and pain management procedures and specialties.  Our focus is on economically disrupting the market with clinically equivalent or superior existing and new products resulting in immediate and significant savings for providers, payors and consumers.

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to our marketing efforts, future business or financial results) and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as "may," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan" and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For Further Information Contact:
Salman J. Chaudhry, COO, OZOP Surgical Corp
(951) 407-6927

David Walters, RHK Capital

(949) 300-3020